SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 19, 2008
INTERMOUNTAIN COMMUNITY BANCORP
(Exact name of registrant as specified in its charter)
Idaho
(State or other jurisdiction of incorporation)

000-50667	82-0499463

(Commission File Number)	IRS Employer Identification No.
414 Church Street
Sandpoint, Idaho 83864
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (208) 263-0505
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 3.02. Unregistered Sales of Equity Securities
Item 3.03. Material Modification to Rights of Security Holders
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers
Item 5.03. Amendments to Articles of Incorporation and Bylaws; Changes in Fiscal Year
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-3.1
EX-4.1
EX-4.3
EX-10.1
EX-10.2
EX-99.1

Item 1.01.	Entry into a Material Definitive Agreement
     On December 19, 2008, Intermountain Community Bancorp, an Idaho corporation (the “Company”), entered into a letter agreement, including a Securities Purchase Agreement—Standard Terms incorporated therein (collectively, the “Agreement”), with the United States Department of Treasury (the “Treasury”) pursuant to the TARP Capital Purchase Program. Under the terms of the Agreement, the Company issued to the Treasury on December 19, 2008, 27,000 shares of Preferred Stock (as defined below), for an aggregate purchase price of $27 million in cash, and a warrant (the “Warrant”) to purchase up to 653,226 shares of the Company’s no par value common stock at an initial exercise price of $6.20. The designation, powers, preferences and rights of the series comprised of the Preferred Stock are set forth in the Certificate of Designation referred to in Item 5.03 of this Report. A copy of the Warrant is attached hereto as Exhibit 4.1 and is incorporated herein by reference.
     Preferred Stock. The Preferred Stock carries a 5% per year cumulative dividend rate for the first five years following issuance, which increases to 9% per annum in subsequent years if not earlier redeemed. The Preferred Stock has a liquidation preference of $1,000 per share plus accrued unpaid dividends. During the first three years following issuance, prior consent of the Treasury is required for any increase in dividends on outstanding common stock or any repurchase of outstanding common stock. The Preferred Stock may be redeemed during the first three years following issuance only with proceeds of a qualified equity offering (as defined in the Agreement). The holder may transfer the Preferred Stock and has certain registration rights to facilitate a sale of the shares.
     Warrant. The Warrant is exercisable immediately and expires in ten years. The Warrant has anti-dilution protections, registration rights, and certain other protections for the holder. The Treasury has agreed not to exercise voting rights with respect to the common stock received upon the exercise of the Warrant. If on or prior to December 31, 2009, the Company receives gross proceeds from a qualified equity offering in an amount not less than the issue price of the Preferred Stock, the number of shares of common stock underlying the Warrant will be reduced by 50%.

Item 3.02.	Unregistered Sales of Equity Securities
     The sale of the Preferred Stock and the Warrant to the Treasury on December 19, 2008 was not registered under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Act. The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders.
     The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” and “Item 5.03. Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year” is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
     (e) Participants in the TARP Capital Purchase Program are required to have in place certain limitations on the compensation of certain executives, applicable in certain situations. In that regard, the top five senior executive officers of the Company were asked to execute and deliver an Executive Compensation Letter whereby the executive voluntarily agrees to waive any payments of compensation

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prohibited by Section 111 of the EESA or any regulations promulgated thereunder and to any revisions to the Company’s Benefit Plans that do not comply with EESA during the period in which Treasury holds an equity or debt interest in Intermountain. A copy of the Executive Compensation Letter is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation and Bylaws; Changes in Fiscal Year.
     On December 17, 2008, the Company filed a Certificate of Amended and Restated Articles of Incorporation and a Certificate of Designations for the purpose of amending its Amended and Restated Articles of Incorporation (“Articles”) to (i) authorize the issuance of preferred stock; and (ii) fix the designations, preferences, limitations and relative rights of a series of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value, with a liquidation preference of $1,000 per share (the “Preferred Stock”) in connection with the Agreement. The amendment to the Articles authorizing the issuance of preferred stock was approved by the shareholders at a special meeting held on December 17, 2008. The Certificate of Designations was effective immediately upon filing. A copy of the Certificate of Designations and the amendment to the Articles is attached hereto as Exhibit 4.2 and is incorporated herein by reference to Exhibit 3.1.

Item 9.01	Financial Statements and Exhibits
     (d) Exhibits.
3.1	Certificate of Amended and Restated Articles of Incorporation and Certificate of Designations of Intermountain Community Bancorp with respect to Fixed Rate Cumulative Perpetual Preferred Stock, Series A dated December 17, 2008
4.1	Warrant to Purchase Common Stock of Intermountain Community Bancorp dated December 19, 2008
4.2	Certificate of Designations of Intermountain Community Bancorp with respect to Fixed Rate Cumulative Perpetual Preferred Stock, Series A dated December 17, 2008 (incorporated by reference to exhibit 3.1)
4.3	Form of Preferred Stock Certificate
10.1	Form of Executive Compensation Letter
10.2	Letter Agreement including the Securities Purchase Agreement—Standard Terms incorporated herein, between Intermountain Community Bancorp and The United States Department of the Treasury, dated December 19, 2008
99.1	Press Release of Intermountain Community Bancorp announcing the closing of the investment by Treasury, dated December 19, 2008

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 19, 2008

INTERMOUNTAIN COMMUNITY BANCORP
By:	/s/ Curt Hecker
Curt Hecker
President and Chief Executive Officer

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